UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 15, 2007

First National Bancshares, Inc.

(Exact name of registrant as specified in its charter)

South Carolina

(State or other jurisdiction of incorporation)

000-30523	58-2466370
(Commission File Number)	(IRS Employer Identification No.)

215 North Pine Street, Spartanburg, South Carolina	29302
(Address of principal executive offices)	(Zip Code)

(864) 948-9001

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02	RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On June 15, 2007, First National Bancshares, Inc. (Nasdaq: FNSC) issued a press release and announced its current estimate for earnings per diluted share of $0.17 to $0.19 for the quarter ending June 30, 2007.

First National also reported that one of its commercial real estate loan relationships totaling approximately $1.4 million was recently placed on nonaccrual status. While, as of the date of the press release, this relationship will increase nonperforming assets of the Company to approximately $5.4 million, the Company expects to have resolved prior to June 30, 2007 two loans totaling $1.05 million previously reported as nonperforming assets. The resolution of these loans is anticipated to result in full collection of the outstanding principal with no loss to the Company. If these loans are resolved prior to the end of the quarter, as expected, then the Company estimates that nonperforming assets will increase to approximately $4.4 million as of June 30, 2007 from $3.8 million as of March 31, 2007.

Further details about the second quarter of 2007 will be provided in the Company’s earnings announcement expected to be released on July 11, 2007.

A copy of the press release is filed as Exhibit 99.1 hereto and incorporated herein.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits.

The following exhibit is filed as part of this report:

Exhibit Number	Description
99.1	Press Release for First National Bancshares dated June 15, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST NATIONAL BANCSHARES, INC.

By:	/s/ Jerry L. Calvert
Name:	Jerry L. Calvert
Title:	President and Chief Executive Officer

Dated: June 15, 2007

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release for First National Bancshares dated June 15, 2007.